Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

INDUSTRIAL TECH ACQUISITIONS II, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	ITAQ Class A common stock, $0.0001 par value(1)(2)		(2)	30,083,216	N/A	$1,002.77	0.0001102		$0.1105
Fees to Be Paid	Equity	ITAQ Class A common stock, $0.0001 par value(3)		(3)	23,309,875	$4.08	$95,104,290	0.0001102		$10,480.49
Fees to Be Paid	Equity	ITAQ Series A Preferred Stock, $0.0001 par value(4)			7,500,000	$10	$75,000,000	0.0001102		$8,265.00

			Total Offering Amounts				$170,105,292.77			$18,745.60
			Total Fees Previously Paid							$21,101.45
			Net Fees Due						$	N/A

(1)	Based on the maximum of 30,083,216 shares of ITAQ Class A common stock, $0.0001 par value per share (“ITAQ Common Stock”) of the registrant, Industrial Tech Acquisition II, Inc. (“ITAQ”), issuable to the holders of NEXT Renewable Fuels, Inc. (“NXT”), common stock pursuant to a merger agreement (the “Merger Agreement”) among ITAQ, ITAQ Merger Sub Inc., a wholly-owned subsidiary of ITAQ, and NXT pursuant to which ITAQ Merger Sub is merged with and into NTX, NXT becomes a wholly-owned subsidiary of ITAQ and the NXT security holders receive ITAQ securities in respect of their NXT Securities..

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended. NXT is a private company, no market exists for its securities, and NXT has an accumulated deficit. Therefore, the proposed maximum aggregate offering price of NXT shares issuable to the holders of NXT Common Stock is one-third of the aggregate par value of the NXT shares expected to be exchanged pursuant to the Merger Agreement.

(3)	Represents up to 23,309,875 shares of ITAQ Common Stock issuable upon exercise of NXT options and warrants to be assumed by ITAQ in the Business Combination, based on the average exercise price of the options and warrants pursuant to Rule 457(a).

(4)	A total of 7,500,000 shares of NXTCLEAN Series A Preferred Stock, which has a stated value of $10.00 per share, issuable to the holders of the NXT preferred stock, including the ITAQ Common Stock issuable on conversion of the preferred stock.